CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 26, 2018, relating to the consolidated financial statements and consolidated financial highlights of Hundredfold Select Alternative Fund, a series of Northern Lights Fund Trust II, for the year ended August 31, 2018, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

December 28, 2018